Exhibit 16.3 - Letter dated May 10, 2002, from Deloitte & Touche, LLP


                             Deloitte & Touche, LLP
                                 P.O.Box 49279
                              Four Bentall Centre
                           2100. 1055 Dunsmuir Street
                          Vancouver, British Columbia
                                    V7X 1P4

                              Tel: (604) 669-4466
                              Fax: (604) 685-0395
                                www.deloitte.ca



May 10, 2002


Franklin Lake Resources Inc.
172 Starlite Street
South San Francisco, CA 94080
USA

Attention: Peter Boyle

Dear Sirs:

Re:  Franklin Lake Resources Inc. (formerly Naxos Resources Ltd.)

This letter is in response to the Securities and Exchange Commission comment letter dated May 2, 2002 relating to Franklin Lake Resources Inc. (the "Company") Report on Form 8-K filed April 16, 2002.

In part, we understand the Amended Form 8-K filed in response to the comment letter will state under Item 4:

     "(f) For its fiscal year ended October 31, 1999, and for the prior five fiscal years, Registrant had its financial statements audited by Deloitte & Touche, of Vancouver, B.C. Deloitte & Touche resigned as Registrant's auditor on November 20, 2000.

     (g) The report by Deloitte & Touche for the fiscal year ended October 31, 1999, did not contain an adverse opinion or a disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principle. The termination of the relationship between Registrant and Deloitte & Touche was not based on any disagreement between it and Registrant on any matter of accounting principle or practice, financial statement disclosure, or audit scope or procedure."

We are in agreement with the above disclosures, except as follows:

i) The independent auditors' report dated April 14, 2000 did contain reference to uncertainty. We provided Comments to US Readers on Certain Reporting Differences, which states that under US GAAS there would have been an emphasis paragraph relating to the uncertainty concerning the Company's ability to continue as a going concern.

ii) We indicated to the Company on November 20, 2002 that we intended to resign as auditor with effect from November 30, 2000 and the Notice of Change of Auditor was issued by the Company on December 7, 2000.


If there are any issues arising from the above, please give me a call.


Yours very truly,


=/s/Thomas Kay/=
-----------------------
Thomas Kay, C.A.
Partner

TK/It